Wonder Auto Technology Announces Independent Directors Change

    JINZHOU CITY, China, April 7 /PRNewswire-Asia-FirstCall/ -- Wonder Auto Technology Inc. (Nasdaq: WATG; "Wonder Auto" or "the Company"), a leading manufacturer of automotive electrical and suspension parts in China, today disclosed that David Murphy and Xingye Zhang, two of the Company's independent directors, had resigned from the Company's Board of Directors. Mr. David Murphy and Mr. Xingye Zhang had served as Chairman of the Company's Compensation Committee and Nomination and Governance Committee respectively before their resignation since 2007.

    "The Board of Directors and I want to acknowledge and express our appreciation for David Murphy and Xingye Zhang's many contributions during their service on the Board of the Company as they have dedicated substantial time and effort to the Company. We wish them the best in their future endeavors." Mr. Qingjie Zhao, Chairman and Chief Executive Officer of Wonder Auto commented.

    At the same time, Mr. Xiaoyu Zhang and Mr. Xianzhang Wang have been appointed to the Company's Board of Directors.

    Mr. Xiaoyu Zhang has been serving as vice president of China Machinery Industry Federation, and has been appointed as Chairman of the Sixth Council of Society of Automotive Engineering of China since 2001. Mr. Zhang was the Deputy Director-General of the State Bureau of Machinery China during 1998 to 2001, and the Deputy Director and Director of Automotive Division of the former Ministry of Machine-Building Industry of China during 1993 to 1998. He graduated from Tsinghua University in 1968.

    Mr. Xianzhang Wang, currently president of the Insurance Association of China and vice president of the China Insurance Academy, was appointed as president of China Life Insurance Company since 2000. He ever served as vice president of People's Insurance Company of China and General Manager of Liaoning Branch of People's Insurance Company of China. Mr. Wang graduated from Liaoning Finance and Economics Institute of China (now known as Northeastern University of Finance and Economics) in 1965.

    "We are pleased to welcome Mr. Xiaoyu Zhang and Mr. Xianzhang Wang to our Board," stated Mr. Qingjie Zhao, "This is a solid slate of candidates with extensive auto industry and insurance management experience, deep understanding of China's auto industry and insurance management, and first-hand expertise of the governing regulatory system. The two outstanding experts will be tremendous assets for Wonder Auto as they will be of immense benefit to our company in the ongoing challenging environment. The nomination of these two directors will be a major step toward achieving our goals in the coming years."

    About Wonder Auto

    Based in Jinzhou City, Liaoning, China, Wonder Auto Technology, Inc., through its Chinese subsidiaries, designs, develops, manufactures and sells automotive electrical parts, suspension products and engine accessories. Wonder Auto was ranked second in sales revenue in the China market for automotive alternators and starters in 2007. With respective 5 different series and over 150 models of alternators, 70 models of starters, various suspension and engine related parts, the Company supplies to a wide range of automakers, engine producers and auto parts suppliers both in domestic China and overseas. Wonder Auto's main customers include Beijing MOBIS Auto Parts & Components Co., Ltd, Harbin Dongan Automotive Engine Co., Ltd, Shenyang Xinguang Huachen Auto Engine Co., Ltd, SWT, Shenyang Aerospace Mitsubishi Motors Engine Co., Ltd., Shanghai VW and Weifang Diesel Engine. For more information, please log on http://www.watg.cn ..

    Safe harbor statement

    This press release may contain forward-looking information about Wonder Auto Technology, Inc. and its wholly owned subsidiaries which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, statements about industry trends and Wonder Auto Technology, Inc.'s future performance, operations and products. This and other "Risk Factors" are contained in Wonder Auto Technology, Inc.'s public filings with the SEC.

    For more information, please contact:

Lydia Zhao
Assistant CFO
Tel: +86-10-8478-5339
Cell: +86-130-2118-4792
Email: lydiaz@watg.cn

Yechon Xie
Investor Relations Manager
Tel: +86-416-266-1186
Cell: +86-137-0006-1685
Email: ycxie@watg.cn

SOURCE  Wonder Auto Technology Inc.